August 10, 2001




To Whom It May Concern:

We were the auditor of record for Farallon Corporation for the years ended June 30, 2000 and 1999. We hereby consent to the inclusion of the audited financial statements for the years ended June 30, 2000 and 1999 in an SB-2 Registration Statement filed by Wellstone Filters, Inc.

THURMAN SHAW & CO., L.C.